Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2023, Pebblebrook Hotel Trust, which is referred to herein is Pebblebrook, the Company, we, our or us, had five classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, as follows, each of which is a class or series of our shares of beneficial interest:
(i)common shares of beneficial interest, $0.01 par value per share, or common shares, of which there were 120,191,349 outstanding, listed on the New York Stock Exchange, or the NYSE, under the trading symbol “PEB”;
(ii)6.375% Series E Cumulative Redeemable Preferred Shares of Beneficial Interest, $0.01 par value per share, or the Series E Preferred Shares, of which there were 4,400,000 outstanding, having an aggregate liquidation preference of $110,000,000, listed on the NYSE under the trading symbol “PEB-PE”;
(iii)6.3% Series F Cumulative Redeemable Preferred Shares of Beneficial Interest, $0.01 par value per share, or the Series F Preferred Shares, of which there were 6,000,000 outstanding, having an aggregate liquidation preference of $150,000,000, listed on the NYSE under the trading symbol “PEB-PF”;
(iv)6.375% Series G Cumulative Redeemable Preferred Shares of Beneficial Interest, $0.01 par value per share, or the Series G Preferred Shares, of which there were 9,200,000 outstanding, having an aggregate liquidation preference of $230,000,000, listed on the NYSE under the trading symbol “PEB-PG”; and
(v)5.70% Series H Cumulative Redeemable Preferred Shares of Beneficial Interest, $0.01 par value per share, or the Series H Preferred Shares, of which there were 8,000,000 outstanding, having an aggregate liquidation preference of $200,000,000, listed on the NYSE under the trading symbol “PEB-PH.”
Although the following summary describes the material terms of our shares of beneficial interest, and each class or series thereof, it is not a complete description of the Maryland REIT Law, or the MRL, the Maryland General Corporation Law, or the MGCL, provisions applicable to a Maryland real estate investment trust or our declaration of trust and bylaws. This summary is qualified in its entirety by, and should be read in conjunction with, our declaration of trust, our bylaws, the MRL and the MGCL. We have incorporated by reference our declaration of trust and bylaws as exhibits to the Annual Report on Form 10-K with which this exhibit was filed.
All Classes and Series of Shares of Beneficial Interest
General
Our declaration of trust provides that we may issue up to 500,000,000 common shares and 100,000,000 preferred shares of beneficial interest, $0.01 par value per share, or preferred shares. Our declaration of trust authorizes our board of trustees to amend our declaration of trust to increase or decrease the aggregate number of authorized shares or the number of shares of any class or series without shareholder approval.
Under Maryland law, shareholders are not personally liable for the obligations of a real estate investment trust solely as a result of their status as shareholders.
The transfer agent, registrar and distribution disbursement agent for each class or series of our outstanding shares of beneficial interest is Equiniti Trust Company.

Restrictions on Ownership and Transfer
For us to qualify as a REIT under the Internal Revenue Code of 1986, as amended, or the Code, our shares of beneficial interest must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of our outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).
Our declaration of trust, subject to certain exceptions, contains restrictions on the ownership and transfer of our shares that are intended to assist us in complying with these requirements and continuing to qualify as a REIT, among other purposes. Our declaration of trust provides that, subject to certain exceptions, no person may beneficially or constructively own more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our shares of beneficial interest.
Our declaration of trust also prohibits any person from (i) beneficially owning shares of beneficial interest to the extent that such beneficial ownership would result in our being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of the taxable year), (ii) transferring our shares of beneficial interest to the extent that such transfer would result in our shares of beneficial interest being beneficially owned by less than 100 persons (determined under the principles of Section 856(a)(5) of the Code), (iii) beneficially or constructively owning our shares of beneficial interest to the extent such beneficial or constructive ownership would cause us to constructively own ten percent or more of the ownership interests in a tenant (other than a taxable REIT subsidiary, or TRS) of our real property within the meaning of Section 856(d)(2)(B) of the Code or (iv) beneficially or constructively owning our shares of beneficial interest if such ownership or transfer would otherwise cause us to fail to qualify as a REIT under the Code, including, but not limited to, as a result of any hotel management companies failing to qualify as “eligible independent contractors” under the REIT rules. Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of our shares of beneficial interest that will or may violate any of the foregoing restrictions on ownership and transfer, or any person who would have owned our shares of beneficial interest that resulted in a transfer of shares to a charitable trust, is required to give written notice immediately to us, or in the case of a proposed or attempted transaction, to give at least 15 days prior written notice, and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing restrictions on ownership and transfer will not apply if our board of trustees determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT or that compliance with any restriction is no longer required for REIT qualification.
Our board of trustees, in its sole discretion, may prospectively or retroactively exempt a person from certain of the limits described in the paragraph above and may establish or increase an excepted holder percentage limit for such person. The person seeking an exemption must provide to our board of trustees such representations, covenants and undertakings as our board of trustees may deem appropriate in order to conclude that granting the exemption will not cause us to lose our status as a REIT. Our board of trustees may not grant such an exemption to any person if such exemption would result in our failing to qualify as a REIT. Our board of trustees may require a ruling from the IRS or an opinion of counsel, in either case in form and substance satisfactory to the board of trustees, in its sole discretion, in order to determine or ensure our status as a REIT.

Any attempted transfer of our shares of beneficial interest which, if effective, would violate any of the restrictions described above will result in the number of shares causing the violation (rounded up to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, except that any transfer that results in the violation of the restriction relating to our shares of beneficial interest being beneficially owned by fewer than 100 persons will be void ab initio. In either case, the proposed transferee will not acquire any rights in such shares. The automatic transfer will be deemed to be effective as of the close of business on the business day prior to the date of the purported transfer or other event that results in the transfer to the trust. Shares held in the trust will remain issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares held in the trust, will have no rights to dividends or other distributions and will have no rights to vote or other rights attributable to the shares held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to our discovery that shares have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any distribution authorized but unpaid will be paid when due to the trustee. Any dividend or other distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Maryland law, the trustee will have the authority (i) to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and (ii) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.
Within 20 days of receiving notice from us that shares of beneficial interest have been transferred to the trust, the trustee will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership and transfer restrictions. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows. The proposed transferee will receive the lesser of (i) the price paid by the proposed transferee for the shares in the transaction that resulted in such transfer or, if the event causing the shares to be held in the trust did not involve a purchase of such shares at Market Price (as defined in our declaration of trust), the Market Price of the shares on the trading day immediately preceding the day of the event causing the shares to be held in the trust and (ii) the price received by the trustee (net of any commission and other expenses of sale) from the sale or other disposition of the shares. The trustee may reduce the amount payable to the proposed transferee by the amount of dividends or other distributions that have been paid to the proposed transferee and are owed by the proposed transferee to the trustee. Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If, prior to our discovery that our shares have been transferred to the trust, the shares are sold by the proposed transferee, then (i) the shares shall be deemed to have been sold on behalf of the trust and (ii) to the extent that the proposed transferee received an amount for the shares that exceeds the amount he or she was entitled to receive, the excess shall be paid to the trustee upon demand.
In addition, shares of beneficial interest held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to the trust (or, if the event which resulted the transfer did not involve a purchase of such shares at Market Price, the Market Price on the trading day immediately preceding the day of the event causing the shares to be held in the trust) and (ii) the Market Price on the date we, or our designee, accept the offer, which we may reduce by the amount of dividends and other distributions paid to the proposed transferee and owed by the proposed transferee to the trustee. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and the charitable beneficiary and any dividends or other distributions held by the trustee shall be paid to the charitable beneficiary.
If a transfer to a charitable trust, as described above, would be ineffective for any reason to prevent a violation of a restriction, the transfer that would have resulted in such violation will be void ab initio, and the proposed transferee shall acquire no rights in such shares.

Every owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) of our shares of beneficial interest, within 30 days after the end of each taxable year, is required to give us written notice, stating his or her name and address, the number of shares of each class and series of our shares of beneficial interest that he or she beneficially owns and a description of the manner in which the shares are held. Each such owner will provide us with such additional information as we may request in order to determine the effect, if any, of his or her beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, each shareholder will upon demand be required to provide us with such information as we may request in good faith in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.
These ownership limitations could delay, defer or prevent a transaction or a change in control that might involve a premium price for our shares or otherwise be in the best interest of our shareholders.
Power to Increase Authorized Shares and Issue Additional Shares of Beneficial Interest
Our board of trustees has the power to amend our declaration of trust from time to time without shareholder approval to increase or decrease the aggregate number of authorized shares or the number of authorized shares of any issued series of shares, to issue additional authorized but unissued shares and to classify or reclassify unissued common shares or preferred shares into other classes or series of shares and thereafter to cause Pebblebrook to issue such classified or reclassified shares. Subject to the limited rights of holders of the Series E Preferred Shares, Series F Preferred Shares, Series G Preferred Shares and Series H Preferred Shares and each other parity class or series of preferred shares, voting together as a single class, to approve certain issuances of senior classes or series of shares, the additional classes or series, as well as the common shares, will be available for issuance without further action by the shareholders, unless shareholder consent is required by applicable law or the rules of any shares exchange or automated quotation system on which the securities may be listed or traded.
Common Shares of Beneficial Interest
All outstanding common shares are duly authorized, fully paid and nonassessable and are listed on the NYSE under the symbol “PEB.” Subject to the preferential rights of any other class or series of shares of beneficial interest and to the provisions of our declaration of trust regarding the restrictions on transfer of shares of beneficial interest, holders of common shares are entitled to receive dividends on such shares if, as and when authorized by our board of trustees out of assets legally available therefor and declared by Pebblebrook and to share ratably in the assets of Pebblebrook legally available for distribution to its shareholders in the event of its liquidation, dissolution or winding up after payment or establishment of reserves for all known debts and liabilities.
Subject to the provisions of our declaration of trust regarding the restrictions on transfer of shares, and except as may be otherwise specified therein, with respect to any class or series of common shares, each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees and, except as provided with respect to any other class or series of shares, the holders of such shares will possess the exclusive voting power. There is no cumulative voting in the election of the board of trustees, which means that the holders of a majority of the outstanding common shares can elect all of the trustees then standing for election and the holders of the remaining shares will not be able to elect any trustees.
Holders of common shares have no preference, conversion, exchange, sinking fund or redemption rights, have no preemptive rights to subscribe for any securities of Pebblebrook and generally have no appraisal rights unless our board of trustees determines that appraisal rights apply, with respect to all or any classes or series of shares, to one or more transactions occurring after the date of such determination in connection with which shareholders would otherwise be entitled to exercise appraisal rights. Subject to the provisions of our declaration of trust regarding the restrictions on transfer of shares, the common shares will have equal distribution, liquidation and other rights.
Our declaration of trust authorizes our board of trustees to reclassify any unissued common shares into other classes or series of shares and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions or other distributions, qualifications or terms or conditions of redemption for each such class or series.

Preferred Shares of Beneficial Interest
6.375% Series E Cumulative Redeemable Preferred Shares of Beneficial Interest
General.    The outstanding Series E Preferred Shares are validly issued, fully paid and nonassessable and are listed on the NYSE under the symbol “PEB-PE.” Our board of trustees may, without notice to or the consent of holders of Series E Preferred Shares, authorize the issuance and sale of additional Series E Preferred Shares from time to time. For purposes of this section “6.375% Series E Cumulative Redeemable Preferred Shares of Beneficial Interest,” terms that are defined in this section have such meanings in this section only.
Ranking.    The Series E Preferred Shares will rank, with respect to distribution rights and rights upon our liquidation, dissolution or winding-up:
•senior to all classes or series of common shares, and to any other class or series of shares expressly designated as ranking junior to the Series E Preferred Shares;
•on parity with any class or series of shares expressly designated as ranking on parity with the Series E Preferred Shares, including the Series F Preferred Shares, the Series G Preferred Shares and the Series H Preferred Shares; and
•junior to any other class or series of shares expressly designated as ranking senior to the Series E Preferred Shares.
Distribution Rate and Payment Date.    Holders of the Series E Preferred Shares will be entitled to receive cumulative cash distributions on the Series E Preferred Shares from and including the date of original issue, payable quarterly in arrears on or about the last calendar day of January, April, July and October of each year, commencing on January 15, 2019, at the rate of 6.375% per annum of the $25.00 liquidation preference per share (equivalent to an annual amount of $1.59375 per share). Distributions on the Series E Preferred Shares will accrue whether or not Pebblebrook has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are authorized or declared.
Liquidation Preference.    In the event of a liquidation, dissolution or winding up, holders of the Series E Preferred Shares will have the right to receive $25.00 per share, plus accrued and unpaid distributions (whether or not earned or declared) up to but excluding the date of payment, before any payment is made to holders of the common shares and any other class or series of shares ranking junior to the Series E Preferred Shares as to liquidation rights. The rights of holders of Series E Preferred Shares to receive their liquidation preference will be subject to the proportionate rights of any other class or series of shares ranking on parity with the Series E Preferred Shares as to liquidation.
Optional Redemption.    The Series E Preferred Shares are redeemable at our option, in whole or in part at any time or from time to time, for cash at a redemption price of $25.00 per share, plus accrued and unpaid distributions (whether or not authorized or declared) up to and including the redemption date. However, unless full cumulative distributions on the Series E Preferred Shares for all past distribution periods have been, or contemporaneously are, paid or an amount sufficient for the payment thereof is set apart, no Series E Preferred Shares may be redeemed unless all outstanding Series E Preferred Shares are simultaneously redeemed; provided, that the foregoing restriction does not prevent Pebblebrook from taking action necessary to preserve its status as a REIT. In this case, we will determine the number of Series E Preferred Shares to be redeemed on a pro rata basis or by lot.
Special Optional Redemption.    Upon the occurrence of a change of control (as defined in our declaration of trust), Pebblebrook may, at its option, redeem the Series E Preferred Shares, in whole or in part within 120 days after the first date on which such change of control occurred, by paying $25.00 per share, plus any accrued and unpaid distributions up to and including the date of redemption. If, prior to the conversion date (as defined below), Pebblebrook exercises any of its redemption rights relating to the Series E Preferred Shares (whether its optional redemption right or its special optional redemption right), the holders of Series E Preferred Shares will not have the conversion right described below.

No Maturity, Sinking Fund or Mandatory Redemption.    The Series E Preferred Shares do not have a stated maturity date and Pebblebrook will not be required to redeem the Series E Preferred Shares at any time. Accordingly, the Series E Preferred Shares will remain outstanding indefinitely, unless Pebblebrook decides, at its option, to exercise its redemption right or, under circumstances where the holders of the Series E Preferred Shares have a conversion right, such holders decide to convert the Series E Preferred Shares into common shares. The Series E Preferred Shares are not subject to any sinking fund.
Voting Rights.    Holders of the Series E Preferred Shares generally have no voting rights. However, if Pebblebrook is in arrears on distributions on the Series E Preferred Shares for six or more quarterly periods, whether or not consecutive, holders of the Series E Preferred Shares (voting separately as a single class together as a class with the holders of all other classes or series of parity preferred shares upon which like voting rights have been conferred and are exercisable) will be entitled to vote at a special meeting called upon the written request of at least 10% of such holders or at the next annual meeting of shareholders and each subsequent annual meeting of shareholders for the election of two additional trustees to serve on our board of trustees until all unpaid distributions with respect to the Series E Preferred Shares and any other class or series of parity preferred shares have been paid or authorized and a sum sufficient for the payment thereof set aside for payment. In addition, Pebblebrook may not make certain material and adverse changes to the terms of the Series E Preferred Shares without the affirmative vote of the holders of at least two-thirds of the outstanding Series E Preferred Shares and all other shares of any class or series ranking on parity with the Series E Preferred Shares that are entitled to similar voting rights (such series voting separately as a class).
Conversion.    Upon the occurrence of a change of control, each holder of Series E Preferred Shares will have the right (unless, prior to the change of control conversion date, Pebblebrook has provided or provides notice of its election to redeem the Series E Preferred Shares) to convert some or all of the Series E Preferred Shares held by such holder on the date the Series E Preferred Shares is to be converted, which Pebblebrook refers to as the change of control conversion date, into a number of shares of common shares per Series E Preferred Share to be converted equal to the lesser of:
•the quotient obtained by dividing (i) the sum of (x) the $25.00 liquidation preference per Series E Preferred Share to be converted, plus (y) the amount of any accrued and unpaid distributions to and including the change of control conversion date (unless the change of control conversion date is after a distribution record date (as defined in our declaration of trust) and prior to the corresponding distribution payment date (as defined in our declaration of trust), in which case no additional amount for such accrued and unpaid distribution will be included in such sum), by (ii) the common share price (as defined below) (we refer to such quotient as the “conversion rate”); and
•1.9372 (the “Share Cap”);
subject, in each case, to provisions for the receipt of alternative consideration as described in our declaration of trust.
The common share price shall be (i) if the consideration to be received in the change of control by holders of common shares is solely cash, the amount of cash consideration per common share, and (ii) if the consideration to be received in the change of control by holders of common shares is other than solely cash, the average of the closing price per common share on the ten consecutive trading days immediately preceding, but not including, the effective date of the change of control.
If, prior to the change of control conversion date, Pebblebrook has provided or provides a redemption notice, whether pursuant to its special optional redemption right in connection with a change of control or its optional redemption right, holders of Series E Preferred Shares will not have any right to convert the Series E Preferred Shares into shares of our common shares in connection with the change of control and any Series E Preferred Shares selected for redemption that have been tendered for conversion will be redeemed on the related date of redemption instead of converted on the change of control conversion date.
Except as provided above in connection with a change of control, the Series E Preferred Shares are not convertible into or exchangeable for any other securities or property.

Restrictions on Ownership and Transfer.    For information regarding restrictions on ownership and transfer of the Series E Preferred Shares, see “All Classes and Series of Shares of Beneficial Interest—Restrictions on Ownership and Transfer” above. In order to ensure that we continue to meet the requirements for qualification as a REIT, the Series E Preferred Shares will be subject to the restrictions on ownership and transfer in Article VII of our declaration of trust.
Notwithstanding any other provision of the Series E Preferred Shares, no holder of the Series E Preferred Shares will be entitled to convert any Series E Preferred Shares into our common shares to the extent that receipt of our common shares would cause such holder or any other person to exceed the ownership limits contained in our declaration of trust.
6.3% Series F Cumulative Redeemable Preferred Shares of Beneficial Interest
General.    The outstanding Series F Preferred Shares are validly issued, fully paid and nonassessable and are listed on the NYSE under the symbol “PEB-PF.” Our board of trustees may, without notice to or the consent of holders of Series F Preferred Shares, authorize the issuance and sale of additional Series F Preferred Shares from time to time. For purposes of this section “6.3% Series F Cumulative Redeemable Preferred Shares of Beneficial Interest,” terms that are defined in this section have such meanings in this section only.
Ranking.    The Series F Preferred Shares will rank, with respect to distribution rights and rights upon our liquidation, dissolution or winding-up:
•senior to all classes or series of common shares, and to any other class or series of shares expressly designated as ranking junior to the Series F Preferred Shares;
•on parity with any class or series of shares expressly designated as ranking on parity with the Series F Preferred Shares, including the Series E Preferred Shares, the Series G Preferred Shares and the Series H Preferred Shares; and
•junior to any other class or series of shares expressly designated as ranking senior to the Series F Preferred Shares.
Distribution Rate and Payment Date.    Holders of the Series F Preferred Shares will be entitled to receive cumulative cash distributions on the Series F Preferred Shares from and including the date of original issue, payable quarterly in arrears on or about the last calendar day of January, April, July and October of each year, commencing on January 15, 2019, at the rate of 6.3% per annum of the $25.00 liquidation preference per share (equivalent to an annual amount of $1.575 per share). Distributions on the Series F Preferred Shares will accrue whether or not Pebblebrook has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are authorized or declared.
Liquidation Preference.    In the event of a liquidation, dissolution or winding up, holders of the Series F Preferred Shares will have the right to receive $25.00 per share, plus accrued and unpaid distributions (whether or not earned or declared) up to but excluding the date of payment, before any payment is made to holders of the common shares and any other class or series of shares ranking junior to the Series F Preferred Shares as to liquidation rights. The rights of holders of Series F Preferred Shares to receive their liquidation preference will be subject to the proportionate rights of any other class or series of shares ranking on parity with the Series F Preferred Shares as to liquidation.
Optional Redemption.    The Series F Preferred Shares may be redeemed at our option, in whole or in part at any time or from time to time, for cash at a redemption price of $25.00 per share, plus accrued and unpaid distributions (whether or not authorized or declared) up to but excluding the redemption date. However, unless full cumulative distributions on the Series F Preferred Shares for all past distribution periods have been, or contemporaneously are, paid or an amount sufficient for the payment thereof is set apart, no Series F Preferred Shares may be redeemed unless all outstanding Series F Preferred Shares are simultaneously redeemed; provided, that the foregoing restriction does not prevent Pebblebrook from taking action necessary to preserve its status as a REIT. In this case, we will determine the number of Series E Preferred Shares to be redeemed on a pro rata basis or by lot.

Special Optional Redemption.    Upon the occurrence of a change of control (as defined in our declaration of trust), Pebblebrook may, at its option, redeem the Series F Preferred Shares, in whole or in part within 120 days after the first date on which such change of control occurred, by paying $25.00 per share, plus any accrued and unpaid distributions to, but not including, the date of redemption. If, prior to the change of control conversion date, Pebblebrook exercises any of its redemption rights relating to the Series F Preferred Shares (whether its optional redemption right or its special optional redemption right), the holders of Series F Preferred Shares will not have the conversion right described below.
No Maturity, Sinking Fund or Mandatory Redemption.    The Series F Preferred Shares do not have a stated maturity date and Pebblebrook will not be required to redeem the Series F Preferred Shares at any time. Accordingly, the Series F Preferred Shares will remain outstanding indefinitely, unless Pebblebrook decides, at its option, to exercise its redemption right or, under circumstances where the holders of the Series F Preferred Shares have a conversion right, such holders decide to convert the Series F Preferred Shares into common shares. The Series F Preferred Shares are not subject to any sinking fund.
Voting Rights.    Holders of the Series F Preferred Shares generally have no voting rights. However, if Pebblebrook is in arrears on distributions on the Series F Preferred Shares for six or more quarterly periods, whether or not consecutive, holders of the Series F Preferred Shares (voting separately as a single class together as a class with the holders of all other classes or series of parity preferred shares upon which like voting rights have been conferred and are exercisable) will be entitled to vote at a special meeting called upon the written request of at least 10% of such holders or at the next annual meeting of shareholders and each subsequent annual meeting of shareholders for the election of two additional trustees to serve on our board of trustees until all unpaid distributions with respect to the Series F Preferred Shares and any other class or series of parity preferred shares have been paid or authorized and a sum sufficient for the payment thereof set aside for payment. In addition, Pebblebrook may not make certain material and adverse changes to the terms of the Series F Preferred Shares without the affirmative vote of the holders of at least two-thirds of the outstanding Series F Preferred Shares and all other shares of any class or series ranking on parity with the Series F Preferred Shares that are entitled to similar voting rights (voting as a single class).
Conversion.    Upon the occurrence of a change of control, each holder of Series F Preferred Shares will have the right (unless, prior to the change of control conversion date, Pebblebrook has provided or provides notice of its election to redeem the Series F Preferred Shares) to convert some or all of the Series F Preferred Shares held by such holder on the date the Series F Preferred Shares is to be converted, which Pebblebrook refers to as the change of control conversion date, into a number of shares of common shares per share of the Series F Preferred Shares to be converted equal to the lesser of:
•the quotient obtained by dividing (i) the sum of (x) the $25.00 liquidation preference per Series F Preferred Share to be converted, plus (y) the amount of any accrued and unpaid distributions to and including the change of control conversion date (unless the change of control conversion date is after a distribution record date (as defined in our declaration of trust) and prior to the corresponding distribution payment date (as defined in our declaration of trust), in which case no additional amount for such accrued and unpaid distribution will be included in such sum), by (ii) the common share price (as defined below) (we refer to such quotient as the “conversion rate”); and
•2.0649 (the “Share Cap”);
subject, in each case, to provisions for the receipt of alternative consideration as described in our declaration of trust.
The common share price shall be (i) if the consideration to be received in the change of control by holders of common shares is solely cash, the amount of cash consideration per common share, and (ii) if the consideration to be received in the change of control by holders of common shares is other than solely cash, the average of the closing price per common share on the ten consecutive trading days immediately preceding, but not including, the effective date of the change of control.

If, prior to the change of control conversion date, Pebblebrook has provided or provides a redemption notice, whether pursuant to its special optional redemption right in connection with a change of control or its optional redemption right, holders of Series F Preferred Shares will not have any right to convert the Series F Preferred Shares into shares of our common shares in connection with the change of control and any Series F Preferred Shares selected for redemption that have been tendered for conversion will be redeemed on the related date of redemption instead of converted on the change of control conversion date.
Except as provided above in connection with a change of control, the Series F Preferred Shares are not convertible into or exchangeable for any other securities or property.
Restrictions on Ownership and Transfer.    For information regarding restrictions on ownership and transfer of the Series F Preferred Shares, see “All Classes and Series of Shares of Beneficial Interest—Restrictions on Ownership and Transfer” above. In order to ensure that we continue to meet the requirements for qualification as a REIT, the Series E Preferred Shares will be subject to the restrictions on ownership and transfer in Article VII of our declaration of trust.
Notwithstanding any other provision of the Series F Preferred Shares, no holder of the Series F Preferred Shares will be entitled to convert any Series F Preferred Shares into our common shares to the extent that receipt of our common shares would cause such holder or any other person to exceed the ownership limits contained in our declaration of trust.
6.375% Series G Cumulative Redeemable Preferred Shares
General.    The outstanding Series G Preferred Shares are validly issued, fully paid and nonassessable and are listed on the NYSE under the symbol “PEB-PG.” Our board of trustees may, without notice to or the consent of holders of Series G Preferred Shares, authorize the issuance and sale of additional Series G Preferred Shares from time to time. For purposes of this section “6.375% Series G Cumulative Redeemable Preferred Shares of Beneficial Interest”: (1) the term Parity Preferred Shares means the Series E Preferred Shares, the Series F Preferred Shares, the Series H Preferred Shares and any other of our future equity securities that we may later authorize or issue that by their terms are on a parity with the Series G Preferred Shares; and (2) terms that are defined in this section have such meanings in this section only.
Ranking.    The Series G Preferred Shares rank senior to our common shares and to any other of our future equity securities that we may later authorize or issue that by their terms rank junior to the Series G Preferred Shares with respect to the payment of distributions and the distribution of assets in the event of our liquidation, dissolution or winding up. The Series G Preferred Shares rank pari passu with any Parity Preferred Shares with respect to the payment of distributions and the distribution of assets in the event of our liquidation, dissolution or winding up. The Series G Preferred Shares rank junior to any equity securities that we may later authorize or issue that by their terms rank senior to the Series G Preferred Shares with respect to the payment of distributions and the distribution of assets in the event of our liquidation, dissolution or winding up. Any such authorization or issuance of such senior equity securities would require the affirmative vote of the holders of at least two-thirds of the outstanding Series G Preferred Shares. Any convertible debt securities that we may issue are not considered to be equity securities for these purposes. The Series G Preferred Shares rank junior to all of our existing and future indebtedness.
Distributions.    Holders of the Series G Preferred Shares will be entitled to receive, when and as authorized by our board of trustees, out of assets legally available for the payment of distributions, cumulative cash distributions at the rate of 6.375% per annum of the $25.00 per share liquidation preference, equivalent to $1.59375 per annum per Series G Preferred Share. Distributions on the Series G Preferred Shares will accumulate on a daily basis and be cumulative from and including the original date of issuance and be payable quarterly in arrears on the 15th day of January, April, July and October of each year (or, if not on a business day, on the next succeeding business day). Distributions payable on the Series G Preferred Shares for any partial period will be computed on the basis of a 360-day year consisting of twelve 30-day months. We will pay distributions to holders of record as they appear in our share records at the close of business on the applicable record date, which will be the first day of the calendar month in which the applicable distribution payment date falls, or such other date as designated by our board of trustees for the payment of distributions that is not more than 90 days nor fewer than 10 days prior to the distribution payment date.

Our board of trustees will not authorize, and we will not pay, any distributions on the Series G Preferred Shares or set apart assets for the payment of distributions if the terms of any of our agreements, including agreements relating to our indebtedness, prohibit that authorization, payment or setting aside of assets or provide that the authorization, payment or setting aside of assets is a breach of or a default under that agreement, or if the authorization, payment or setting aside of assets is restricted or prohibited by law. We are and may in the future become a party to agreements that restrict or prevent the payment of distributions on, or the purchase or redemption of, our shares of beneficial interest. Under certain circumstances, these agreements could restrict or prevent the payment of distributions on or the purchase or redemption of Series G Preferred Shares. These restrictions may be indirect (for example, covenants requiring us to maintain specified levels of net worth or assets) or direct. We do not believe that these restrictions currently have any adverse impact on our ability to pay distributions on the Series G Preferred Shares.
Notwithstanding the foregoing, distributions on the Series G Preferred Shares will accrue whether or not we have earnings, whether or not there are assets legally available for the payment of distributions and whether or not distributions are authorized or declared. Accrued but unpaid distributions on the Series G Preferred Shares will not bear interest, and the holders of the Series G Preferred Shares will not be entitled to any distributions in excess of full cumulative distributions as described above. All of our distributions on Series G Preferred Shares, including any capital gain distributions, will be credited to the previously accrued distributions on the Series G Preferred Shares. We will credit any distribution made on Series G Preferred Shares first to the earliest accrued and unpaid distribution due.
We will not declare or pay any distributions, or set apart any assets for the payment of distributions (other than in common shares or other shares ranking junior to the Series G Preferred Shares as to distributions and upon liquidation), on our common shares or any other shares that rank on a parity with or junior to the Series G Preferred Shares as to distributions or upon liquidation, if any, or redeem, purchase or otherwise acquire our common shares or any other shares that rank on a parity with or junior to the Series G Preferred Shares as to distributions or upon liquidation, unless we also have declared and either paid or set apart for payment the full cumulative distributions on the Series G Preferred Shares for all past distribution periods. This restriction will not limit conversion into or exchange for any of our other shares ranking junior to the Series G Preferred Shares as to distributions and upon liquidation or our redemption, purchase or other acquisition of shares under incentive, benefit or share purchase plans for officers, trustees or employees or others performing or providing similar services or for the purposes of enforcing restrictions upon ownership and transfer of our equity securities contained in our declaration of trust in order to preserve our status as a REIT.
If we do not declare and either pay or set apart for payment the full cumulative distributions on the Series G Preferred Shares and all shares that rank on a parity with Series G Preferred Shares, the amount which we have declared will be allocated pro rata to the Series G Preferred Shares and to each parity series of shares so that the amount declared for each Series G Preferred Share and for each share of each parity series is proportionate to the accrued and unpaid distributions on those shares.

Liquidation Rights.    In the event of our liquidation, dissolution or winding up, the holders of the Series G Preferred Shares will be entitled to be paid out of our assets legally available for distribution to our shareholders (after payment or provision for payment of all of our debts and other liabilities) liquidating distributions in cash equal to a liquidation preference of $25.00 per share, plus any accrued and unpaid distributions to, but not including, the date of the payment. Holders of Series G Preferred Shares will be entitled to receive this liquidating distribution before we distribute any assets to holders of our common shares or any other shares of beneficial interest that rank junior to the Series G Preferred Shares. The rights of holders of Series G Preferred Shares to receive their liquidation preference would be subject to preferential rights of the holders of any series of shares that is senior to the Series G Preferred Shares. Written notice will be given to each holder of Series G Preferred Shares of any such liquidation no fewer than 30 days and no more than 60 days prior to the payment date. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of Series G Preferred Shares will have no right or claim to any of our remaining assets. If we consolidate, merge or convert with or into any other entity, sell, lease, transfer or convey all or substantially all of our property or business, or engage in a statutory share exchange, we will not be deemed to have liquidated. In the event our assets are insufficient to pay the full liquidating distributions to the holders of Series G Preferred Shares and all the Parity Preferred Shares, then we will distribute our assets to the holders of Series G Preferred Shares and all the Parity Preferred Shares ratably in proportion to the full liquidating distributions they would have otherwise received.
Redemption.    We may not redeem the Series G Preferred Shares prior to May 13, 2026, except as described below under “— Special Optional Redemption” and “— Restrictions on Ownership and Transfer.” On and after May 13, 2026, upon no fewer than 30 days’ nor more than 60 days’ written notice, we may, at our option, redeem the Series G Preferred Shares, in whole or from time to time in part, by paying $25.00 per share, plus any accrued and unpaid distributions to, but not including, the date of redemption. Unless full cumulative distributions on all Series G Preferred Shares shall have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past distribution periods, no Series G Preferred Shares shall be redeemed unless all outstanding Series G Preferred Shares are simultaneously redeemed; provided, that the foregoing restriction does not prevent Pebblebrook from taking action necessary to preserve its status as a REIT.
Special Optional Redemption.    Upon the occurrence of a Change of Control, we may, at our option, redeem the Series G Preferred Shares, in whole or in part and within 120 days after the first date on which such Change of Control occurred, by paying $25.00 per share, plus any accrued and unpaid distributions to, but not including, the date of redemption. If, prior to the Change of Control Conversion Date, we have provided or provide notice of redemption with respect to the Series G Preferred Shares (whether pursuant to our optional redemption right or our special optional redemption right), the holders of Series G Preferred Shares to which such notice of redemption relates will not have the conversion right described below under “— Conversion Rights” and such Series G Preferred Shares will instead be redeemed in accordance with such notice.
If we redeem fewer than all of the Series G Preferred Shares, the notice of redemption mailed to each shareholder will also specify the number of Series G Preferred Shares that we will redeem from each shareholder. In this case, we will determine the number of Series G Preferred Shares to be redeemed on a pro rata basis or by lot.
If we have given a notice of redemption and have set apart sufficient assets for the redemption in trust for the benefit of the holders of the Series G Preferred Shares called for redemption, then from and after the redemption date, those Series G Preferred Shares will be treated as no longer being outstanding, no further distributions will accrue and all other rights of the holders of those Series G Preferred Shares will terminate. The holders of those Series G Preferred Shares will retain their right to receive the redemption price for their shares and any accrued and unpaid distributions to, but not including, the redemption date.
The holders of Series G Preferred Shares at the close of business on a distribution record date will be entitled to receive the distribution payable with respect to the Series G Preferred Shares on the corresponding payment date notwithstanding the redemption of the Series G Preferred Shares between such record date and the corresponding payment date. Except as provided above, we will make no payment or allowance for unpaid distributions, whether or not in arrears, on Series G Preferred Shares to be redeemed.
A “Change of Control” is when, after the original issuance of the Series G Preferred Shares, the following have occurred and are continuing:

•the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of our company entitling that person to exercise more than 50% of the total voting power of all shares of our company entitled to vote generally in elections of trustees (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and
•following the closing of any transaction referred to in the bullet point above, neither we nor the acquiring or surviving entity has a class of common securities (or ADRs representing such securities) listed on the NYSE, the NYSE American or Nasdaq or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE American or Nasdaq.
Conversion Rights.    Upon the occurrence of a Change of Control, each holder of Series G Preferred Shares will have the right, unless, prior to the Change of Control Conversion Date, we have provided or provide notice of our election to redeem the Series G Preferred Shares as described under “— Redemption” or “— Special Optional Redemption” above to convert some or all of the Series G Preferred Shares held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number of our common shares per Series G Preferred Share (the “Common Share Conversion Consideration”) equal to the lesser of:
•the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference plus the amount of any accrued and unpaid distributions to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a Series G Preferred Share distribution payment and prior to the corresponding Series G Preferred Share distribution payment date, in which case no additional amount for such accrued and unpaid distribution will be included in this sum) by (ii) the Common Share Price; and
•2.1231 (i.e., the Share Cap), subject to the adjustments described below.
The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a distribution of our common shares), subdivisions or combinations (in each case, a “Share Split”) with respect to our common shares as follows: the adjusted Share Cap as the result of a Share Split will be the number of our common shares that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Share Split by (ii) a fraction, the numerator of which is the number of our common shares outstanding after giving effect to such Share Split and the denominator of which is the number of our common shares outstanding immediately prior to such Share Split.
For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of our common shares (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable in connection with the exercise of the Change of Control Conversion Right will not exceed 16,984,800 (or equivalent Alternative Conversion Consideration, as applicable) (the “Exchange Cap”). The Exchange Cap is subject to pro rata adjustments for any Share Splits on the same basis as the corresponding adjustment to the Share Cap and for additional issuances of Series G Preferred Shares, if any.
In the case of a Change of Control pursuant to which our common shares will be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of Series G Preferred Shares will receive upon conversion of such Series G Preferred Shares the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of our common shares equal to the Common Share Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration,” and the Common Share Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control, is referred to as the “Conversion Consideration”).

If the holders of our common shares have the opportunity to elect the form of consideration to be received in the Change of Control, the consideration that the holders of the Series G Preferred Shares will receive will be the form of consideration elected by the holders of our common shares who participate in the determination (based on the weighted average of elections) and will be subject to any limitations to which all holders of our common shares are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control.
We will not issue fractional common shares upon the conversion of the Series G Preferred Shares. Instead, we will pay the cash value of such fractional shares.
Within 15 days following the occurrence of a Change of Control, we will provide to holders of Series G Preferred Shares a notice of occurrence of the Change of Control that describes the resulting Change of Control Conversion Right. This notice will state the following:
•the events constituting the Change of Control;
•the date of the Change of Control;
•the last date on which the holders of Series G Preferred Shares may exercise their Change of Control Conversion Right;
•the method and period for calculating the Common Share Price;
•the Change of Control Conversion Date;
•that if, prior to the Change of Control Conversion Date, we have provided or provide notice of our election to redeem all or any portion of the Series G Preferred Shares, the holders will not be able to convert Series G Preferred Shares and such shares will be redeemed on the related redemption date, even if such shares have already been tendered for conversion pursuant to the Change of Control Conversion Right;
•if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per Series G Preferred Share;
•the name and address of the paying agent and the conversion agent; and
•the procedures that the holders of Series G Preferred Shares must follow to exercise the Change of Control Conversion Right.
We will issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post notice on our website, in any event prior to the opening of business on the first business day following any date on which we provide the notice described above to the holders of Series G Preferred Shares.
To exercise the Change of Control Conversion Right, a holder of Series G Preferred Shares will be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) evidencing Series G Preferred Shares to be converted, duly endorsed for transfer, together with a written conversion notice completed, to our transfer agent. The conversion notice must state:
•the relevant Change of Control Conversion Date;
•the number of Series G Preferred Shares to be converted; and
•that the Series G Preferred Shares are to be converted pursuant to the applicable provisions of the Series G Preferred Shares.
The “Change of Control Conversion Date” is the date the Series G Preferred Shares are to be converted, which will be a business day that is no fewer than 20 days nor more than 35 days after the date on which we provide the notice described above to the holders of Series G Preferred Shares.

The “Common Share Price” will be: (i) the amount of cash consideration per common share, if the consideration to be received in the Change of Control by the holders of our common shares is solely cash; and (ii) the average of the closing prices for our common shares on the NYSE for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if the consideration to be received in the Change of Control by the holders of our common shares is other than solely cash.
Holders of Series G Preferred Shares may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to our transfer agent prior to the close of business on the business day prior to the Change of Control Conversion Date. The notice of withdrawal must state:
•the number of withdrawn Series G Preferred Shares;
•if certificated Series G Preferred Shares have been issued, the certificate numbers of the withdrawn Series G Preferred Shares; and
•the number of Series G Preferred Shares, if any, which remain subject to the conversion notice.
Notwithstanding the foregoing, if the Series G Preferred Shares are held in global form, the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures of The Depository Trust Company, or DTC.
Series G Preferred Shares as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless, prior to the Change of Control Conversion Date, we have provided or provide notice of our election to redeem such Series G Preferred Shares, whether pursuant to our optional redemption right or our special optional redemption right. If we elect to redeem Series G Preferred Shares that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such Series G Preferred Shares will not be so converted and the holders of such shares will be entitled to receive on the applicable redemption date $25.00 per share, plus any accrued and unpaid distributions thereon to, but not including, the redemption date.
We will deliver amounts owing upon conversion no later than the third business day following the Change of Control Conversion Date.
In connection with the exercise of any Change of Control Conversion Right, we will comply with all federal and state securities laws and stock exchange rules in connection with any conversion of Series G Preferred Shares into our common shares. Notwithstanding any other provision of the Series G Preferred Shares, no holder of Series G Preferred Shares will be entitled to convert such Series G Preferred Shares for our common shares to the extent that receipt of such common shares would cause such holder (or any other person) to exceed the share ownership limits contained in our declaration of trust unless we provide an exemption from this limitation for such holder.
These Change of Control conversion and redemption features may discourage a party from taking over our company or make it more difficult for a party to take over our company.
Except as provided above in connection with a Change of Control, the Series G Preferred Shares are not convertible into or exchangeable for any other securities or property.
Voting Rights.    Holders of Series G Preferred Shares have no voting rights, except as set forth below.

Whenever distributions on the Series G Preferred Shares are due but unpaid for six or more quarterly periods, whether or not consecutive (a “Preferred Distribution Default”), the number of trustees then constituting our board of trustees shall be increased by two and the holders of the Series G Preferred Shares, voting together as a single class with the holders of any other Parity Preferred Shares upon which like voting rights have been conferred and are exercisable, will be entitled to vote for the election of two additional trustees to serve on our board of trustees (the “Preferred Shares Trustees”) at a special meeting called by the holders of at least 33% of the outstanding Series G Preferred Shares or the holders of at least 33% of any such other class or series of Parity Preferred Shares so in arrears if the request is received 90 or more days before the next annual or special meeting of shareholders, or at the next annual or special meeting of shareholders, and at each subsequent annual or special meeting of shareholders until all distributions accumulated on the Series G Preferred Shares for the past distribution periods have been fully paid or declared and set apart for payment in full.
If and when all accumulated distributions in arrears on the Series G Preferred Shares shall have been paid in full or authorized and declared and set apart for payment in full, the holders of the Series G Preferred Shares shall be divested of the voting rights as described in this section (subject to revesting in the event of each and every Preferred Distribution Default) and, if all accumulated distributions in arrears have been paid in full or declared and set apart for payment in full on all other classes or series of Parity Preferred Shares upon which like voting rights have been conferred and are exercisable, the term of office of each Preferred Shares Trustee so elected shall terminate. Any Preferred Shares Trustee may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding Series G Preferred Shares when they have the voting rights set forth as described in this section (voting together as a single class with all other classes or series of Parity Preferred Shares upon which like voting rights have been conferred and are exercisable). So long as a Preferred Distribution Default shall continue, any vacancy in the office of a Preferred Shares Trustee may be filled by written consent of the Preferred Shares Trustee remaining in office or, if none remains in office, by a vote of the holders of record of a majority of the outstanding Series G Preferred Shares when they have the voting rights set forth in this section (voting together as a single class with all other classes or series of Parity Preferred Shares upon which like voting rights have been conferred and are exercisable). The Preferred Shares Trustees shall each be entitled to one vote per trustee on any matter.
So long as any Series G Preferred Shares remain outstanding, we shall not, without the affirmative vote of the holders of at least two-thirds of the Series G Preferred Shares outstanding at the time: (i) authorize or create, or increase the authorized or issued amount of, any class or series of shares ranking senior to the Series G Preferred Shares with respect to payment of distributions or rights upon liquidation, dissolution or winding up of our company, or reclassify any authorized shares of our company into any such shares, or create, authorize or issue any obligations or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of our declaration of trust, whether by merger, consolidation or otherwise, in each case in such a way that would materially and adversely affect any right, preference, privilege or voting power of the Series G Preferred Shares; provided, however, that with respect to the occurrence of any event set forth in (ii) above, so long as (a) the Series G Preferred Shares remain outstanding with the terms thereof materially unchanged, or (b) the holders of the Series G Preferred Shares receive equity securities with rights, preferences, privileges and voting powers substantially the same as those of the Series G Preferred Shares, then the occurrence of any such event shall not be deemed to materially and adversely affect the rights, privileges or voting powers of the holders of the Series G Preferred Shares. In addition, any increase in the amount of authorized Series G Preferred Shares or the creation or issuance, or increase in the amounts authorized, of any other equity securities ranking on a parity with or junior to the Series G Preferred Shares with respect to payment of distributions and the distribution of assets upon liquidation, dissolution or winding up of our company, shall not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of the Series G Preferred Shares.
In any matter in which the Series G Preferred Shares are entitled to vote, each Series G Preferred Share will be entitled to one vote. If the holders of Series G Preferred Shares and another class or series of preferred shares, including our Series E Preferred Shares, Series F Preferred Shares and Series H Preferred Shares, are entitled to vote together as a single class on any matter, the Series G Preferred Shares and the shares of such other series will have one vote for each $25.00 of liquidation preference.

Information Rights.    During any period in which we are not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and any Series G Preferred Shares are outstanding, we will (i) transmit by mail to all holders of Series G Preferred Shares as their names and addresses appear in our record books and without cost to such holders, copies of reports containing substantially the same information as would have appeared in the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q that we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject thereto (other than any exhibits that would have been required) and (ii) within 15 days following written request, supply copies of such reports to any prospective holder of the Series G Preferred Shares. We will mail (or otherwise provide) the reports to the holders of Series G Preferred Shares within 15 days after the respective dates by which we would have been required to file such reports with the SEC if we were subject to Section 13 or 15(d) of the Exchange Act.
Restrictions on Ownership and Transfer.    For information regarding restrictions on ownership and transfer of the Series G Preferred Shares, see “All Classes and Series of Shares of Beneficial Interest—Restrictions on Ownership and Transfer” above.
Notwithstanding any other provision of the Series G Preferred Shares, no holder of the Series G Preferred Shares will be entitled to convert any Series G Preferred Shares into our common shares to the extent that receipt of our common shares would cause such holder or any other person to exceed the ownership limits contained in our declaration of trust.
Preemptive Rights.    No holders of the Series G Preferred Shares shall, as the holders, have any preemptive rights to purchase or subscribe for our common shares or any other security of our company.
5.70% Series H Cumulative Redeemable Preferred Shares
General.    The outstanding Series H Preferred Shares are validly issued, fully paid and nonassessable and are listed on the NYSE under the symbol “PEB-PH.” Our board of trustees may, without notice to or the consent of holders of Series H Preferred Shares, authorize the issuance and sale of additional Series H Preferred Shares from time to time. For purposes of this section “5.70% Series H Cumulative Redeemable Preferred Shares of Beneficial Interest”: (1) the term Parity Preferred Shares means the Series E Preferred Shares, the Series F Preferred Shares, the Series G Preferred Shares and any other of our future equity securities that we may later authorize or issue that by their terms are on a parity with the Series H Preferred Shares; and (2) terms that are defined in this section have such meanings in this section only.
Ranking.    The Series H Preferred Shares rank senior to our common shares and to any other of our future equity securities that we may later authorize or issue that by their terms rank junior to the Series H Preferred Shares with respect to the payment of distributions and the distribution of assets in the event of our liquidation, dissolution or winding up. The Series H Preferred Shares rank pari passu with any Parity Preferred Shares with respect to the payment of distributions and the distribution of assets in the event of our liquidation, dissolution or winding up. The Series H Preferred Shares rank junior to any equity securities that we may later authorize or issue that by their terms rank senior to the Series H Preferred Shares with respect to the payment of distributions and the distribution of assets in the event of our liquidation, dissolution or winding up. Any such authorization or issuance of such senior equity securities would require the affirmative vote of the holders of at least two-thirds of the outstanding Series H Preferred Shares. Any convertible debt securities that we may issue are not considered to be equity securities for these purposes. The Series H Preferred Shares rank junior to all of our existing and future indebtedness.

Distributions.    Holders of the Series H Preferred Shares will be entitled to receive, when and as authorized by our board of trustees, out of assets legally available for the payment of distributions, cumulative cash distributions at the rate of 5.70% per annum of the $25.00 per share liquidation preference, equivalent to $1.4250 per annum per Series H Preferred Share. Distributions on the Series H Preferred Shares will accumulate on a daily basis and be cumulative from and including the original date of issuance and be payable quarterly in arrears on the 15th day of January, April, July and October of each year (or, if not on a business day, on the next succeeding business day). Distributions payable on the Series H Preferred Shares for any partial period will be computed on the basis of a 360-day year consisting of twelve 30-day months. We will pay distributions to holders of record as they appear in our share records at the close of business on the applicable record date, which will be the first day of the calendar month in which the applicable distribution payment date falls, or such other date as designated by our board of trustees for the payment of distributions that is not more than 90 days nor fewer than 10 days prior to the distribution payment date.
Our board of trustees will not authorize, and we will not pay, any distributions on the Series H Preferred Shares or set apart assets for the payment of distributions if the terms of any of our agreements, including agreements relating to our indebtedness, prohibit that authorization, payment or setting aside of assets or provide that the authorization, payment or setting aside of assets is a breach of or a default under that agreement, or if the authorization, payment or setting aside of assets is restricted or prohibited by law. We are and may in the future become a party to agreements that restrict or prevent the payment of distributions on, or the purchase or redemption of, our shares of beneficial interest. Under certain circumstances, these agreements could restrict or prevent the payment of distributions on or the purchase or redemption of Series H Preferred Shares. These restrictions may be indirect (for example, covenants requiring us to maintain specified levels of net worth or assets) or direct. We do not believe that these restrictions currently have any adverse impact on our ability to pay distributions on the Series H Preferred Shares.
Notwithstanding the foregoing, distributions on the Series H Preferred Shares will accrue whether or not we have earnings, whether or not there are assets legally available for the payment of distributions and whether or not distributions are authorized or declared. Accrued but unpaid distributions on the Series H Preferred Shares will not bear interest, and the holders of the Series H Preferred Shares will not be entitled to any distributions in excess of full cumulative distributions as described above. All of our distributions on Series H Preferred Shares, including any capital gain distributions, will be credited to the previously accrued distributions on the Series H Preferred Shares. We will credit any distribution made on Series H Preferred Shares first to the earliest accrued and unpaid distribution due.
We will not declare or pay any distributions, or set apart any assets for the payment of distributions (other than in common shares or other shares ranking junior to the Series H Preferred Shares as to distributions and upon liquidation), on our common shares or any other shares that rank on a parity with or junior to the Series H Preferred Shares as to distributions or upon liquidation, if any, or redeem, purchase or otherwise acquire our common shares or any other shares that rank on a parity with or junior to the Series H Preferred Shares as to distributions or upon liquidation, unless we also have declared and either paid or set apart for payment the full cumulative distributions on the Series H Preferred Shares for all past distribution periods. This restriction will not limit conversion into or exchange for any of our other shares ranking junior to the Series H Preferred Shares as to distributions and upon liquidation or our redemption, purchase or other acquisition of shares under incentive, benefit or share purchase plans for officers, trustees or employees or others performing or providing similar services or for the purposes of enforcing restrictions upon ownership and transfer of our equity securities contained in our declaration of trust in order to preserve our status as a REIT.
If we do not declare and either pay or set apart for payment the full cumulative distributions on the Series H Preferred Shares and all shares that rank on a parity with Series H Preferred Shares, the amount which we have declared will be allocated pro rata to the Series H Preferred Shares and to each parity series of shares so that the amount declared for each Series H Preferred Share and for each share of each parity series is proportionate to the accrued and unpaid distributions on those shares.

Liquidation Rights.    In the event of our liquidation, dissolution or winding up, the holders of the Series H Preferred Shares will be entitled to be paid out of our assets legally available for distribution to our shareholders (after payment or provision for payment of all of our debts and other liabilities) liquidating distributions in cash equal to a liquidation preference of $25.00 per share, plus any accrued and unpaid distributions to, but not including, the date of the payment. Holders of Series H Preferred Shares will be entitled to receive this liquidating distribution before we distribute any assets to holders of our common shares or any other shares of beneficial interest that rank junior to the Series H Preferred Shares. The rights of holders of Series H Preferred Shares to receive their liquidation preference would be subject to preferential rights of the holders of any series of shares that is senior to the Series H Preferred Shares. Written notice will be given to each holder of Series H Preferred Shares of any such liquidation no fewer than 30 days and no more than 60 days prior to the payment date. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of Series H Preferred Shares will have no right or claim to any of our remaining assets. If we consolidate, merge or convert with or into any other entity, sell, lease, transfer or convey all or substantially all of our property or business, or engage in a statutory share exchange, we will not be deemed to have liquidated. In the event our assets are insufficient to pay the full liquidating distributions to the holders of Series H Preferred Shares and all the Parity Preferred Shares, then we will distribute our assets to the holders of Series H Preferred Shares and all the Parity Preferred Shares ratably in proportion to the full liquidating distributions they would have otherwise received.
Redemption.    We may not redeem the Series H Preferred Shares prior to July 27, 2026, except as described below under “— Special Optional Redemption” and “— Restrictions on Ownership and Transfer.” On and after July 27, 2026, upon no fewer than 30 days’ nor more than 60 days’ written notice, we may, at our option, redeem the Series H Preferred Shares, in whole or from time to time in part, by paying $25.00 per share, plus any accrued and unpaid distributions to, but not including, the date of redemption. Unless full cumulative distributions on all Series H Preferred Shares shall have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past distribution periods, no Series H Preferred Shares shall be redeemed unless all outstanding Series H Preferred Shares are simultaneously redeemed; provided, that the foregoing restriction does not prevent Pebblebrook from taking action necessary to preserve its status as a REIT.
Special Optional Redemption.    Upon the occurrence of a Change of Control, we may, at our option, redeem the Series H Preferred Shares, in whole or in part on, or within 120 days after, the first date on which such Change of Control occurred, by paying $25.00 per share, plus any accrued and unpaid distributions to, but not including, the date of redemption. If, prior to the Change of Control Conversion Date, we have provided or provide notice of redemption with respect to the Series H Preferred Shares (whether pursuant to our optional redemption right or our special optional redemption right), the holders of Series H Preferred Shares to which such notice of redemption relates will not have the conversion right described below under “— Conversion Rights” and such Series H Preferred Shares will instead be redeemed in accordance with such notice.
If we redeem fewer than all of the Series H Preferred Shares, the notice of redemption mailed to each shareholder will also specify the number of Series H Preferred Shares that we will redeem from each shareholder. In this case, we will determine the number of Series H Preferred Shares to be redeemed on a pro rata basis or by lot.
If we have given a notice of redemption and have set apart sufficient assets for the redemption in trust for the benefit of the holders of the Series H Preferred Shares called for redemption, then from and after the redemption date, those Series H Preferred Shares will be treated as no longer being outstanding, no further distributions will accrue and all other rights of the holders of those Series H Preferred Shares will terminate. The holders of those Series H Preferred Shares will retain their right to receive the redemption price for their shares and any accrued and unpaid distributions to, but not including, the redemption date.
The holders of Series H Preferred Shares at the close of business on a distribution record date will be entitled to receive the distribution payable with respect to the Series H Preferred Shares on the corresponding payment date notwithstanding the redemption of the Series H Preferred Shares between such record date and the corresponding payment date. Except as provided above, we will make no payment or allowance for unpaid distributions, whether or not in arrears, on Series H Preferred Shares to be redeemed.
A “Change of Control” is when, after the original issuance of the Series H Preferred Shares, the following have occurred and are continuing:

•the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of our company entitling that person to exercise more than 50% of the total voting power of all shares of our company entitled to vote generally in elections of trustees (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and
•following the closing of any transaction referred to in the bullet point above, neither we nor the acquiring or surviving entity has a class of common securities (or ADRs representing such securities) listed on the NYSE, the NYSE American or Nasdaq or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE American or Nasdaq.
Conversion Rights.    Upon the occurrence of a Change of Control, each holder of Series H Preferred Shares will have the right, unless, prior to the Change of Control Conversion Date, we have provided or provide notice of our election to redeem the Series H Preferred Shares as described under “— Redemption” or “— Special Optional Redemption” above to convert some or all of the Series H Preferred Shares held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number of our common shares per Series H Preferred Share (the “Common Share Conversion Consideration”) equal to the lesser of:
•the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference plus the amount of any accrued and unpaid distributions to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a Series H Preferred Share distribution payment and prior to the corresponding Series H Preferred Share distribution payment date, in which case no additional amount for such accrued and unpaid distribution will be included in this sum) by (ii) the Common Share Price; and
•2.2311 (i.e., the Share Cap), subject to the adjustments described below.
The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a distribution of our common shares), subdivisions or combinations (in each case, a “Share Split”) with respect to our common shares as follows: the adjusted Share Cap as the result of a Share Split will be the number of our common shares that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Share Split by (ii) a fraction, the numerator of which is the number of our common shares outstanding after giving effect to such Share Split and the denominator of which is the number of our common shares outstanding immediately prior to such Share Split.
For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of our common shares (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable in connection with the exercise of the Change of Control Conversion Right will not exceed 22,311,000 (or equivalent Alternative Conversion Consideration, as applicable) (the “Exchange Cap”). The Exchange Cap is subject to pro rata adjustments for any Share Splits on the same basis as the corresponding adjustment to the Share Cap and for additional issuances of Series H Preferred Shares, if any.
In the case of a Change of Control pursuant to which our common shares will be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of Series H Preferred Shares will receive upon conversion of such Series H Preferred Shares the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of our common shares equal to the Common Share Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration,” and the Common Share Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control, is referred to as the “Conversion Consideration”).

If the holders of our common shares have the opportunity to elect the form of consideration to be received in the Change of Control, the consideration that the holders of the Series H Preferred Shares will receive will be the form of consideration elected by the holders of our common shares who participate in the determination (based on the weighted average of elections) and will be subject to any limitations to which all holders of our common shares are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control.
We will not issue fractional common shares upon the conversion of the Series H Preferred Shares. Instead, we will pay the cash value of such fractional shares.
Within 15 days following the occurrence of a Change of Control, we will provide to holders of Series H Preferred Shares a notice of occurrence of the Change of Control that describes the resulting Change of Control Conversion Right. This notice will state the following:
•the events constituting the Change of Control;
•the date of the Change of Control;
•the last date on which the holders of Series H Preferred Shares may exercise their Change of Control Conversion Right;
•the method and period for calculating the Common Share Price;
•the Change of Control Conversion Date;
•that if, prior to the Change of Control Conversion Date, we have provided or provide notice of our election to redeem all or any portion of the Series H Preferred Shares, the holders will not be able to convert Series H Preferred Shares and such shares will be redeemed on the related redemption date, even if such shares have already been tendered for conversion pursuant to the Change of Control Conversion Right;
•if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per Series H Preferred Share;
•the name and address of the paying agent and the conversion agent; and
•the procedures that the holders of Series H Preferred Shares must follow to exercise the Change of Control Conversion Right.
We will issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post notice on our website, in any event prior to the opening of business on the first business day following any date on which we provide the notice described above to the holders of Series H Preferred Shares.
To exercise the Change of Control Conversion Right, a holder of Series H Preferred Shares will be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) evidencing Series H Preferred Shares to be converted, duly endorsed for transfer, together with a written conversion notice completed, to our transfer agent. The conversion notice must state:
•the relevant Change of Control Conversion Date;
•the number of Series H Preferred Shares to be converted; and
•that the Series H Preferred Shares are to be converted pursuant to the applicable provisions of the Series H Preferred Shares.
The “Change of Control Conversion Date” is the date the Series H Preferred Shares are to be converted, which will be a business day that is no fewer than 20 days nor more than 35 days after the date on which we provide the notice described above to the holders of Series H Preferred Shares.

The “Common Share Price” will be: (i) the amount of cash consideration per common share, if the consideration to be received in the Change of Control by the holders of our common shares is solely cash; and (ii) the average of the closing prices for our common shares on the NYSE for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if the consideration to be received in the Change of Control by the holders of our common shares is other than solely cash.
Holders of Series H Preferred Shares may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to our transfer agent prior to the close of business on the business day prior to the Change of Control Conversion Date. The notice of withdrawal must state:
•the number of withdrawn Series H Preferred Shares;
•if certificated Series H Preferred Shares have been issued, the certificate numbers of the withdrawn Series H Preferred Shares; and
•the number of Series H Preferred Shares, if any, which remain subject to the conversion notice.
Notwithstanding the foregoing, if the Series H Preferred Shares are held in global form, the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures of The Depository Trust Company, or DTC.
Series H Preferred Shares as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless, prior to the Change of Control Conversion Date, we have provided or provide notice of our election to redeem such Series H Preferred Shares, whether pursuant to our optional redemption right or our special optional redemption right. If we elect to redeem Series H Preferred Shares that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such Series H Preferred Shares will not be so converted and the holders of such shares will be entitled to receive on the applicable redemption date $25.00 per share, plus any accrued and unpaid distributions thereon to, but not including, the redemption date.
We will deliver amounts owing upon conversion no later than the third business day following the Change of Control Conversion Date.
In connection with the exercise of any Change of Control Conversion Right, we will comply with all federal and state securities laws and stock exchange rules in connection with any conversion of Series H Preferred Shares into our common shares. Notwithstanding any other provision of the Series H Preferred Shares, no holder of Series H Preferred Shares will be entitled to convert such Series H Preferred Shares for our common shares to the extent that receipt of such common shares would cause such holder (or any other person) to exceed the share ownership limits contained in our declaration of trust unless we provide an exemption from this limitation for such holder.
These Change of Control conversion and redemption features may discourage a party from taking over our company or make it more difficult for a party to take over our company.
Except as provided above in connection with a Change of Control, the Series H Preferred Shares are not convertible into or exchangeable for any other securities or property.
Voting Rights.    Holders of Series H Preferred Shares have no voting rights, except as set forth below.

Whenever distributions on the Series H Preferred Shares are due but unpaid for six or more quarterly periods, whether or not consecutive (a “Preferred Distribution Default”), the number of trustees then constituting our board of trustees shall be increased by two and the holders of the Series H Preferred Shares, voting together as a single class with the holders of any other Parity Preferred Shares upon which like voting rights have been conferred and are exercisable, will be entitled to vote for the election of two additional trustees to serve on our board of trustees (the “Preferred Shares Trustees”) at a special meeting called by the holders of at least 33% of the outstanding Series H Preferred Shares or the holders of at least 33% of any such other class or series of Parity Preferred Shares so in arrears if the request is received 90 or more days before the next annual or special meeting of shareholders, or at the next annual or special meeting of shareholders, and at each subsequent annual or special meeting of shareholders until all distributions accumulated on the Series H Preferred Shares for the past distribution periods have been fully paid.
If and when all accumulated distributions in arrears on the Series H Preferred Shares shall have been paid in full, the holders of the Series H Preferred Shares shall be divested of the voting rights as described in this section (subject to revesting in the event of each and every Preferred Distribution Default) and, if all accumulated distributions in arrears have been paid in full on all other classes or series of Parity Preferred Shares upon which like voting rights have been conferred and are exercisable, the term of office of each Preferred Shares Trustee so elected shall terminate. Any Preferred Shares Trustee may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding Series H Preferred Shares when they have the voting rights set forth as described in this section (voting together as a single class with all other classes or series of Parity Preferred Shares upon which like voting rights have been conferred and are exercisable). So long as a Preferred Distribution Default shall continue, any vacancy in the office of a Preferred Shares Trustee may be filled by written consent of the Preferred Shares Trustee remaining in office or, if none remains in office, by a vote of the holders of record of a majority of the outstanding Series H Preferred Shares when they have the voting rights set forth in this section (voting together as a single class with all other classes or series of Parity Preferred Shares upon which like voting rights have been conferred and are exercisable). The Preferred Shares Trustees shall each be entitled to one vote per trustee on any matter.
So long as any Series H Preferred Shares remain outstanding, we shall not, without the affirmative vote of the holders of at least two-thirds of the Series H Preferred Shares outstanding at the time: (i) authorize or create, or increase the authorized or issued amount of, any class or series of shares ranking senior to the Series H Preferred Shares with respect to payment of distributions or rights upon liquidation, dissolution or winding up of our company, or reclassify any authorized shares of our company into any such shares, or create, authorize or issue any obligations or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of our declaration of trust, whether by merger, consolidation or otherwise, in each case in such a way that would materially and adversely affect any right, preference, privilege or voting power of the Series H Preferred Shares; provided, however, that with respect to the occurrence of any event set forth in (ii) above, so long as (a) the Series H Preferred Shares remain outstanding with the terms thereof materially unchanged, or (b) the holders of the Series H Preferred Shares receive equity securities with rights, preferences, privileges and voting powers substantially the same as those of the Series H Preferred Shares, then the occurrence of any such event shall not be deemed to materially and adversely affect the rights, privileges or voting powers of the holders of the Series H Preferred Shares. In addition, any increase in the amount of authorized Series H Preferred Shares or the creation or issuance, or increase in the amounts authorized, of any other equity securities ranking on a parity with or junior to the Series H Preferred Shares with respect to payment of distributions and the distribution of assets upon liquidation, dissolution or winding up of our company, shall not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of the Series H Preferred Shares.
In any matter in which the Series H Preferred Shares are entitled to vote, each Series H Preferred Share will be entitled to one vote. If the holders of Series H Preferred Shares and another class or series of preferred shares, including our Series E Preferred Shares, Series F Preferred Shares and Series G Preferred Shares, are entitled to vote together as a single class on any matter, the Series H Preferred Shares and the shares of such other series will have one vote for each $25.00 of liquidation preference.

Information Rights.    During any period in which we are not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and any Series H Preferred Shares are outstanding, we will (i) transmit by mail to all holders of Series H Preferred Shares as their names and addresses appear in our record books and without cost to such holders, copies of reports containing substantially the same information as would have appeared in the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q that we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject thereto (other than any exhibits that would have been required) and (ii) within 15 days following written request, supply copies of such reports to any prospective holder of the Series H Preferred Shares. We will mail (or otherwise provide) the reports to the holders of Series H Preferred Shares within 15 days after the respective dates by which we would have been required to file such reports with the SEC if we were subject to Section 13 or 15(d) of the Exchange Act.
Restrictions on Ownership and Transfer.    For information regarding restrictions on ownership and transfer of the Series H Preferred Shares, see “All Classes and Series of Shares of Beneficial Interest—Restrictions on Ownership and Transfer” above.
Notwithstanding any other provision of the Series H Preferred Shares, no holder of the Series H Preferred Shares will be entitled to convert any Series H Preferred Shares into our common shares to the extent that receipt of our common shares would cause such holder or any other person to exceed the ownership limits contained in our declaration of trust.
Preemptive Rights.    No holders of the Series H Preferred Shares shall, as the holders, have any preemptive rights to purchase or subscribe for our common shares or any other security of our company.
Certain Provisions of Maryland Law and of Our Declaration of Trust and Bylaws
Number of Trustees; Vacancies
Our declaration of trust and bylaws provide that the number of our trustees may be established, increased or decreased by our board of trustees but may not be less than the minimum number required by the MRL, if any, nor more than 15. Pursuant to our declaration of trust, we have also elected to be subject to the provision of Subtitle 8 of Title 3 of the MGCL regarding the filling of vacancies on our board of trustees. Accordingly, except as may be provided by our board of trustees in setting the terms of any class or series of shares of beneficial interest, any and all vacancies on our board of trustees may be filled only by the affirmative vote of a majority of the remaining trustees in office, even if the remaining trustees do not constitute a quorum, and any individual elected to fill such vacancy will serve for the remainder of the full term of the class in which the vacancy occurred and until a successor is duly elected and qualifies.
Each of our trustees will be elected by our shareholders to serve for a one-year term and until his or her successor is duly elected and qualified. A majority of all votes cast with respect to a trustee at a meeting of shareholders at which a quorum is present is sufficient to elect that trustee; provided, however, that the trustees shall be elected by a plurality of all the votes cast at any annual meeting for which the number of nominees exceeds the number of trustees to be elected. The presence in person or by proxy of shareholders entitled to cast a majority of all the votes entitled to be cast at a meeting constitutes a quorum.
Removal of Trustees
Our declaration of trust provides that, subject to the rights of holders of any class or series of preferred shares, a trustee may be removed only for “cause,” and then only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of trustees. For this purpose, “cause” means, with respect to any particular trustee, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such trustee caused demonstrable, material harm to us through bad faith or active and deliberate dishonesty.

Business Combinations
Under certain provisions of the MGCL applicable to Maryland real estate investment trusts, certain “business combinations,” including a merger, consolidation, statutory share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities, between a Maryland real estate investment trust and an “interested shareholder” or, generally, any person who beneficially, directly or indirectly, owns 10% or more of the voting power of the real estate investment trust’s outstanding voting shares or an affiliate or associate of the real estate investment trust who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding voting shares of beneficial interest of the real estate investment trust, or an affiliate of such an interested shareholder, are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. Thereafter, any such business combination must be recommended by the board of trustees of such real estate investment trust and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding voting shares of beneficial interest in the real estate investment trust and (b) two-thirds of the votes entitled to be cast by holders of voting shares of beneficial interest in the real estate investment trust other than shares held by the interested shareholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested shareholder, unless, among other conditions, the common shareholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for its shares. Under the MGCL, a person is not an “interested shareholder” if the board of trustees approved in advance the transaction by which the person otherwise would have become an interested shareholder. A board of trustees may provide that its approval is subject to compliance with any terms and conditions determined by it.
These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a board of trustees prior to the time that the interested shareholder becomes an interested shareholder.
Pursuant to the statute, our board of trustees has by resolution exempted business combinations between us and any other person from these provisions of the MGCL, provided that the business combination is first approved by our board of trustees, including a majority of trustees who are not affiliates or associates of such person, and, consequently, the five year prohibition and the supermajority vote requirements will not apply to such business combinations. However, our board of trustees may repeal or modify this resolution at any time in the future, in which case the applicable provisions of this statute will become applicable to business combinations between us and interested shareholders.
Control Share Acquisitions
The MGCL provides that holders of “control shares” of a Maryland real estate investment trust acquired in a “control share acquisition” have no voting rights with respect to the control shares except to the extent approved by the affirmative vote of at least two-thirds of the votes entitled to be cast on the matter, excluding shares of beneficial interest in a real estate investment trust in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of such shares in the election of trustees: (1) the acquiror, (2) an officer of the real estate investment trust or (3) an employee of the real estate investment trust who is also a trustee of the real estate investment trust. “Control shares” are voting shares which, if aggregated with all other such shares owned by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing trustees within one of the following ranges of voting power:
• one-tenth or more but less than one-third,
• one-third or more but less than a majority, or
• a majority or more of all voting power.
Control shares do not include shares that the acquirer is then entitled to vote as a result of having previously obtained shareholder approval or shares acquired directly from the real estate investment trust. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an “acquiring person statement” as described in the MGCL), may compel a board of trustees to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the real estate investment trust may itself present the question at any shareholders’ meeting.
If voting rights are not approved at the meeting or if the acquirer does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the real estate investment trust may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of any meeting of shareholders at which the voting rights of such shares are considered and not approved or, if no such meeting is held, as of the date of the last control share acquisition by the acquirer. If voting rights for control shares are approved at a shareholders’ meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights, unless our declaration of trust or bylaws provide otherwise. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.
The control share acquisition statute does not apply to (1) shares acquired directly from the Company, (2) shares acquired in a merger, consolidation, or share exchange if we are a party to the transaction or (3) acquisitions approved or exempted by our declaration of trust or our bylaws.
Our bylaws contain a provision exempting from the control share acquisition statute any acquisition by any person of our shares of beneficial interest. There is no assurance that such provision will not be amended or eliminated at any time in the future.
Proxy Access
Our bylaws permit a shareholder, or group of no more than 20 shareholders, owning at least 3% of our outstanding common shares continuously for at least the prior three years to nominate a candidate for election to the board of trustees and inclusion in our proxy materials for the annual meeting of shareholders, provided that the total number of all shareholder nominees included in our proxy materials shall not exceed 20% of the number of trustees in office as of the last day on which notice of a nomination may be delivered pursuant to our bylaws, or if such amount is not a whole number, the closest whole number below 20%. The foregoing proxy access right is subject to additional eligibility, procedural and disclosure requirements set forth in our bylaws.
Subtitle 8
Subtitle 8 of Title 3 of the MGCL permits a Maryland real estate investment trust with a class of equity securities registered under the Securities Exchange Act of 1934 (as amended, the “Exchange Act”) and at least three independent trustees to elect to be subject, by provision in its declaration of trust or bylaws or a resolution of its board of trustees and notwithstanding any contrary provision in the declaration of trust or bylaws, to any or all of five provisions:
• a classified board;
• a two-thirds vote requirement for removing a trustee;
• a requirement that the number of trustees be fixed only by vote of the trustees;
• a requirement that a vacancy on the board be filled only by the remaining trustees and, if the board is classified, for the remainder of the full term of the class of trustees in which the vacancy occurred; and
• a majority requirement for the calling of a shareholder-requested special meeting of shareholders.
Pursuant to our declaration of trust, we have elected to be subject to the provision of Subtitle 8 that requires that vacancies on our board may be filled only by the remaining trustees and for the remainder of the full term of the trusteeship in which the vacancy occurred. Through provisions in our declaration of trust and bylaws unrelated to Subtitle 8, we (1) require the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter for the removal of any trustee from the board, which removal will be allowed only for cause, (2) vest in the board the exclusive power to fix the number of trusteeships and (3) provide that only our board of trustees can call a special meeting of shareholders.

Meetings of Shareholders
Pursuant to our declaration of trust and bylaws, a meeting of our shareholders for the purpose of the election of trustees and the transaction of any business will be held annually on a date and at the time and place set by our board of trustees. The chairman of our board of trustees, the chief executive officer, president or our board of trustees have the exclusive power to call a special meeting.
Extraordinary Transactions
Under the MRL, a Maryland trust generally cannot dissolve, merge, convert, sell all or substantially all of its assets, engage in a statutory share exchange or engage in similar transactions outside the ordinary course of business unless the action is declared advisable by its board of trustees and approved by the affirmative vote of shareholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the real estate investment trust’s declaration of trust. Our declaration of trust provides that any of these actions may be approved by the affirmative vote of shareholders entitled to cast a majority of all of the votes entitled to be cast on the matter. However, Maryland law permits a trust to transfer all or substantially all of its assets without the approval of the shareholders to one or more persons if all of the equity interests of the person or persons are owned, directly or indirectly, by the trust. In addition, operating assets may be held by a trust’s subsidiaries and these subsidiaries may be able to transfer all or substantially all of such assets without a vote of the shareholders.
Amendment to Our Declaration of Trust and Bylaws
Under the MRL, a Maryland real estate investment trust generally cannot amend its declaration of trust unless advised by its board of trustees and approved by the affirmative vote of shareholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a different percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the trust’s declaration of trust.
Except for certain amendments to their declaration of trust relating to the removal of trustees and the vote required for certain amendments, our declaration of trust provides that these actions may be taken if declared advisable by a majority of the board of trustees and approved by the vote of shareholders entitled to cast a majority of the votes entitled to be cast on the matter.
Our board of trustees has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws except that our bylaws may be altered or repealed, and new bylaws may be made, pursuant to a binding proposal that is (a) submitted to the shareholders for approval at a duly called meeting of shareholders by (i) the board of trustees or (ii) a shareholder who provides us with timely notice of such proposal that satisfies the notice procedures in accordance with our bylaws and who is, at the time such notice is delivered to us and as of such meeting, an Eligible Shareholder (as defined in our bylaws), and (b) approved by the affirmative vote of the holders of a majority of the shares of beneficial interest then outstanding and entitled to vote on such proposal.
Our Termination
Our declaration of trust provides for us to have a perpetual existence. Our termination must be approved by a majority of our entire board of trustees and the affirmative vote of not less than a majority of all of the votes entitled to be cast on the matter.
Advance Notice of Trustee Nominations and New Business
Our bylaws provide that, with respect to an annual meeting of shareholders, nominations of individuals for election to our board of trustees at an annual meeting and the proposal of other business to be considered by shareholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of trustees or (3) by a shareholder of record at the record date set by our board of trustees for the purpose of determining shareholders entitled to vote at the annual meeting, at the time of giving of notice and at the time of the annual meeting (and any postponement or adjournment thereof), who is entitled to vote at the meeting in the election of each individual so nominated or on any such other business, and has complied with the advance notice provisions set forth in our bylaws. Shareholders generally must provide notice to our secretary not earlier than the 150th day or later than 5:00 p.m., Eastern Time, on the 120th day before the first anniversary of the date of our proxy statement for the preceding year’s annual meeting.

With respect to special meetings of shareholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to our board of trustees at a special meeting may be made only (1) by or at the direction of our board of trustees or (2) provided that a special meeting has been called in accordance with our bylaws or the purpose of electing trustees, by a shareholder who is a shareholder of record at the record date set by the board of trustees for the purpose of determining shareholders entitled to vote at the special meeting, at the time of giving of notice provided for in our bylaws and at the time of the special meeting (and any postponement or adjournment thereof), who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the notice procedures set forth in our bylaws. Shareholders generally must provide notice to our secretary not earlier than the 120th day prior to such special meeting or later than 5:00 p.m., Eastern Time, on the later of the 90th day before the special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting.
Exclusive Forum
Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, will be the sole and exclusive forum for (a) any derivative action or proceeding brought on our behalf, (b) any action asserting a claim of breach of any duty owed by any of our present or former trustees, officers or other employees to us or to our shareholders, (c) any action asserting a claim against us or any of our present or former trustees, officers or other employees arising pursuant to any provision of the MRL, MGCL, as applicable, or our declaration of trust or bylaws or (d) any action asserting a claim against us or any of our present or former trustees, officers or other employees that is governed by the internal affairs doctrine.
Indemnification and Limitation of Trustees’ and Officers’ Liability
Maryland law permits a Maryland real estate investment trust to include in its declaration of trust a provision eliminating the liability of its trustees and officers to the real estate investment trust and its shareholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty that was established by a final judgment and was material to the cause of action. Our declaration of trust limits the liability of our trustees and officers for monetary damages to the maximum extent permitted under Maryland law.
Maryland law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees and officers to the same extent as permitted for directors and officers of Maryland corporations. The MGCL requires a Maryland corporation (unless its charter provides otherwise, which our declaration of trust does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party to, or witness in, by reason of their service in those or other capacities unless it is established that:
• the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;
• the director or officer actually received an improper personal benefit in money, property or services; or
• in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.
Under the MGCL, a Maryland corporation may not indemnify a director or officer in a suit by or on behalf of the corporation in which the director or officer was adjudged liable to the corporation or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. Nevertheless, a court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by or on behalf of the corporation, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon its receipt of:
• a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and
• a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.
Our declaration of trust authorizes us to obligate ourselves and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:
• present or former trustee or officer; or
• any individual who, while a trustee or officer of us and at our request, serves or has served as a trustee, director, officer, partner, member, manager, employee, or agent of another real estate investment trust, corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise, and
• who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity from. Our declaration of trust and bylaws also permit us, with the approval of our board of trustees, to indemnify and advance expenses to any individual who served a predecessor of us in any of the capacities described above and any employees or agents of us or our predecessor.
We have entered into indemnification agreements with each of our executive officers and trustees that provide for indemnification to the maximum extent permitted by Maryland law.
REIT Qualification
Our declaration of trust provides that our board of trustees may revoke or otherwise terminate our REIT election, without approval of our shareholders, if it determines that it is no longer in our best interest to continue to qualify as a REIT.